Exhibit 23(a)


            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-00000) pertaining to the 2002 Stock and Stock Appreciation Rights Plan of Infocrossing, Inc. of our reports dated March 14, 2005 with respect to the consolidated financial statements and schedule of Infocrossing, Inc. and subsidiaries, Infocrossing, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Infocrossing, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


                                             /s/ ERNST & YOUNG LLP

New York, New York
August 26, 2005